EXHIBIT 12

THE GRANDE HOLDINGS LIMITED (PROVISIONAL
LIQUIDATORS APPOINTED)
GRANDE N.A.K.S., LTD.
S&T INTERNATIONAL DISTRIBUTION LIMITED
c/o FTI CONSULTING (HONG KONG) LIMITED
LEVEL 22, THE CENTER
99 QUEEN’S ROAD CENTRAL
CENTRAL, HONG KONG

August 9, 2013

VIA HAND DELIVERY

Emerson Radio Corp.
3 University Plaza
Suite 405 - 4th Floor
Hackensack, NJ 07601

Attention:  Christopher Ho, Chairman of the Board of Directors; Andrew L. Davis, Executive Vice President, Chief Financial Officer, and Secretary

Re:           Notice of Nominations of Persons for Election to the Board of Directors of Emerson Radio Corp.

Dear Mr. Ho and M. Davis:

Pursuant to and in accordance with the requirements of Article 2 of the Corporate Bylaws (the “Bylaws”) of Emerson Radio Corp., a Delaware corporation (the “Company”), The Grande Holdings Limited (Provisional Liquidators Appointed) (“Grande Holdings”), (together with Grande N.A.K.S., Ltd. (“N.A.K.S.”) and S&T International Distribution Limited (“S&T Distribution”), the “Stockholders”) hereby give notice (“Notice”), with respect to the next Annual or Special Meeting of Stockholders of the Company at which directors are to be elected and at any and all adjournments, postponements, reschedulings or continuations thereof (collectively, the “Stockholder Meeting”), of their nomination of Roderick John Sutton, John Howard Batchelor, Gregory William Hunt, and Fok Hei Yu (who is also known by the anglicized name Vincent Fok) (together, the “Nominees”) to stand for election as directors of the Company for terms expiring in 2014 (the “Nominations”).

The Company held its 2012 annual meeting of stockholders on November 7, 2012 (the “2012 Annual Meeting”).  Accordingly, we are providing this Notice, in accordance with Section 2.14 of Article 2 of the Bylaws, not less than 20 days prior to the first anniversary of the date on which the Company held the 2012 Annual Meeting.

As used in this Notice, the term “Shares” refers to shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), beneficially owned by the Stockholders.

On May 31, 2011, the High Court of Hong Kong appointed Mr. Fok and Mr. Sutton, both senior managing directors of FTI Consulting (Hong Kong) Limited (“FTI Consulting”), as joint and several provisional liquidators (the “Provisional Liquidators”) over Grande Holdings, and the Provisional Liquidators are presently liquidating the assets of Grande Holdings pursuant to Hong Kong law.  The present principal business of the Stockholders is the purchase, sale, and holding of securities or other investments.  Grande Holdings is the sole parent of N.A.K.S., and N.A.K.S. is the sole parent of S&T Distribution.

All information required to be included in this notice pursuant to the Bylaws has been provided by the Stockholders and the Nominees.  Where information sought by Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would be answered in the negative and no response would be required to be included in a proxy statement, this Notice may omit such negative response.

Information Regarding the Stockholders

Exhibit A includes (i) the name and business address of each of the Stockholders, (ii) the class and number of all shares of stock of the Company which are owned beneficially and of record, directly or indirectly, by each of the Stockholders and any of their respective affiliates or associates, and (iii) the name of each nominee holder of shares of all stock of the Company owned beneficially but not of record by each of the Stockholders and any of their respective affiliates or associates, and the number of such shares of capital stock of the Company held by each such nominee holder.  None of the Stockholders owns any Shares of record that it does not also directly or indirectly beneficially own.

None of the Stockholders or their affiliates or associates have entered into (i) any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction with respect to the stock of the Company or (ii) any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Company), the effect or intent of the foregoing being (x) to mitigate loss to, or to manage risk or benefit of share price changes for, or (y) to increase or decrease the voting power or pecuniary or economic interest of, such Stockholder, or their respective affiliates or associates, with respect to stock of the Company.

The Stockholders and each of Mr. Sutton, Mr. Batchelor, Mr. Hunt, and Mr. Fok will enter into agreements (the “Nomination Agreements”) pursuant to which the Stockholders will indemnify and hold harmless each such Nominee from any and all damages, judgments, settlements, losses, fees, costs and expenses incurred by such Nominee resulting from any claim, action or demand that arises out of or in any way relates to certain actions, including running for election to the board of directors of the Company or serving on the board of directors of the Company, to the extent not otherwise indemnified by the Company or any other source of Company-related indemnification or insurance.  This indemnification will apply, however, only so long as the action or failure to act by such Nominee does not constitute fraud, bad faith, willful misconduct or gross negligence as found by a court of competent jurisdiction.  Each Nomination Agreement will also contain confidentiality provisions whereby the respective Nominee will agree to keep confidential, and not to disclose without the Stockholders’ prior consent (subject to customary exclusions, such as pursuant to applicable laws), confidential, proprietary or non-public information of the Stockholders or their affiliates obtained by such Nominee in connection with his nomination.  The Stockholders have not paid any Nominee in consideration of such Nominee’s agreement to serve in such capacity, but if a Nominee is elected to the board of directors, such Nominee would generally be entitled to certain payments and other benefits from the Company in his capacity as a member of the board of directors.  The Nomination Agreements will also provide that, if such Nominee is elected to the board of directors of the Company, he will be subject to fiduciary duties in such capacity, and the Stockholders and each such Nominee will agree that the respective Nomination Agreement will not derogate from, or in any manner limit, such Nominee’s exercise of such fiduciary duties.  Other than as holders of Shares, the Stockholders, and their affiliates and associates, have no material interest, including any anticipated benefit, from the Nominations.

In addition, Mr. Sutton, Mr. Batchelor, Mr. Hunt, and Mr. Fok have each agreed to not disclose or attempt to personally benefit from certain confidential or proprietary information received from or on behalf of the Stockholders and regarding the nominations.

Except as described in this Notice, there (i) are no agreements, arrangements or understandings (whether written or oral) between or among the Stockholders, or any affiliates or associates of the Stockholders, and any Nominee or any other person or persons in connection with such nomination or (ii) is no material interest of the Stockholders, or any affiliates or associates of the Stockholders, in such nomination, including any anticipated benefit therefrom to the Stockholders, or any affiliates or associates of the Stockholders.

The Stockholders and/or affiliates of the Stockholders do not intend to deliver a proxy statement and form of proxy to holders of the Company’s outstanding capital stock or otherwise to solicit proxies or votes from Company stockholders in support of the Nominations as the Stockholders currently hold sufficient shares required to elect the Nominees at the Stockholder Meeting.  The Stockholders intend to appear in person or by proxy at the Stockholder Meeting to make the Nominations.  The Stockholders intend to remain the record owners of Shares as of the record date for the Stockholder Meeting and as of the date of the Stockholder Meeting.

Information Regarding the Nominations

The Stockholders propose to nominate the Nominees for election as directors of the Company at the Stockholder Meeting, for terms expiring in 2014.

Information Regarding the Nominees

Exhibit B includes (i) the name, age, business and residential address, and citizenship of each of the Nominees, (ii) the principal occupation or employment of each of the Nominees, (iii) the class and number of all shares of stock of the Company which are owned beneficially or of record, directly or indirectly, by each of the Nominees and any of their respective affiliates or associates (the associates, as defined in Rule 14a-l under the Exchange Act, are hereinafter collectively referred to as the “Nominee Associates”), (iv) the name of each nominee holder of all shares of stock of the Company owned beneficially but not of record by each of the Nominees or any of their respective affiliates or associates, and (v) the number of such shares of capital stock of the Company held by each such nominee holder. None of the Nominees or the Nominee Associates is the record or beneficial owner of any Shares. We also direct the Company to the information provided in the Stockholders Schedule 13D, as amended (the latest amendment having been filed on April 29, 2013).

None of the Nominees or their respective affiliates or associates has entered into any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction with respect to the stock of the Company.

None of the Nominees or their respective affiliates or associates has entered into any other transaction agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of capital stock of the Company), the effect or intent of the foregoing being (i) to mitigate loss to, or to manage risk or benefit of share price changes for, or (ii) to increase or decrease the voting power or pecuniary or economic interest of, such Nominee, or his respective affiliates or associates, with respect to stock of the Company.

Absence of Any Family Relationships

None of the Nominees has any family relationship with any director or officer, or person nominated to become a director or officer, of the Company or any of its subsidiaries.

Biographical Information

Roderick John Sutton is Chairman of the Asia Pacific Region of FTI Consulting, a global business advisory firm offering services in corporate finance and restructuring, economic consulting, forensic and litigation consulting, and strategic communications consulting.  Mr. Sutton has over 23 years of experience in business restructuring and advisory with respect to distressed businesses, including appointments as an Advisor, Chief Restructuring Officer, and liquidator in workout situations.  Mr. Sutton has handled various appointments as liquidator, receiver and administrator in Hong Kong, Singapore, Australia, BVI, Bermuda and Mauritius, and conducted workout, restructuring, operational turnaround and due diligence assignments in Hong Kong, the PRC, Taiwan, and Australia, including the restructuring of listed companies.  Prior to joining FTI Consulting, Mr. Sutton was an executive director at Ferrier Hodgson, a global group of accounting firms specializing in insolvency in the Australian and Asia Pacific region, which is where he commenced his career in Melbourne in 1988.  Mr. Sutton is a CA and CPA with more than 23 years in accountancy and is a member of the Institute of Chartered Accountants in Australia and a Fellow of the Hong Kong Institute of Certified Public Accountants.  Mr. Sutton holds a Bachelor of Business in Accounting from Ballarat University, Victoria, Australia.

Mr. Sutton currently serves on the following boards of directors of companies that are affiliates of the Company:  Akai Enterprises Limited, Brighton Marketing Limited, Capetronic Far Eastern Holdings Limited, Devon Technical Services Limited, Dexken Limited, Eastwood Industries Limited, Hi-Tech Precision Products Limited, Hi-Tech Precision Services Limited, Hongkew Holdings Limited, Lafe Holdings Limited, Mill Set Limited, Nakamichi Vision 21 Limited, Polycrown Company Limited, Primetime World Limited, Rabco Investments Limited, Sansui Hong Kong Limited, Sound Fair Electronics Company Limited, Sound View

International Limited, The Alpha Capital Limited, Tomei Industrial (Holdings) Limited, TWD International Limited, The Grande Group Limited, Café Al Fresco Pte Limited, Hong Kong Aberdeen Seafood Restaurant Pte Limited, Capetronic Group Pte Limited, E-Zone (Balestier) Pte Limited, E-Zone (Liat Towers) Pte Limited, E-Zone Engineering Pte Limited, E-Zone Management Pte Limited, East Coast Works Pte Limited, Capetronic Multimedia Development Pte Limited, Affirmed Electronics Pte Limited, Nakamichi Corporation Limited, Nakamichi Research (S) Pte Limited, Tomei (S) Pte Limited, Grande NAKS Pte Limited, Global Licensing Services Pte Limited, Capetronic Display Devices Holdings Limited, Capetronic Technology Limited, E-Zone Group Holdings Limited, Grande N.A.K.S. Ltd., Hi-Tech International Limited, Hi-Tech Precision Products Limited, Innovative Capital Ltd., N.A.K.S. International Ltd., Nakamichi Enterprises Limited, Phenomenon Agents Limited, S&T International Distribution Limited, Sansui Acoustics Research Corporation, Sansui Electric Co., Ltd., Sansui Enterprises Limited, Super Brand Global Limited, The Alpha Capital Services Ltd., The Grande Capital Group Limited, The Grande Explorer Ltd., The Grande (Nominees) Limited, The Grande Restaurants Limited, The Grande (Secretaries) Service Limited, Tomei International (B.V.I.) Limited, Tomei Kawa Electronics International Limited, TWD Industrial Company Limited, TWD International Ltd., Tomei Technologies Ltd., Unijoy Limited.

Mr. Sutton currently serves on the following boards of directors of companies that are not affiliates of the Company:  Asia Pacific Aluminum Holdings (HK) Limited, FTI Consulting (Asia) Limited, FTI Consulting (Hong Kong) Limited, FTI Consulting (Hong Kong) Services Four Limited, FTI Consulting (Hong Kong) Services One Limited, FTI Consulting (Hong Kong) Services Two Limited, FTI Consulting (SC) (Hong Kong) Limited, FTI Consulting Management Limited, Thompson Market Services Limited, Asia Aluminum Dies Company Limited, Asian Power Electronics Limited, Best Asset Holdings Limited, Fancy Dragon (Hong Kong) Limited, FS Corporate Finance Limited, Full Success Finance Limited, Peace Resources Limited, Power Famous Limited, Powermax Corporation Limited, Primetime Holdings Limited, Think Big Limited, FTI Consulting (Perth) Pty Ltd., FTI Consulting (Australia) Pty Ltd., Stemlan Pty Ltd., FTI Consulting Philippines (BVI) Limited, FTI Consulting Shanghai (BVI) Limited, FTI Director Services Limited, FTI Director Services Number 2 Limited, FTI Director Services Number 3 Limited, FTI Services Limited, Strong Team Limited, FTI Consulting (Shanghai) Co., Ltd., FTI Consulting (Singapore) Pte Ltd.  In the last five years, Mr. Sutton also served on the following boards of directors:  China Nonferrous Metals Futures Company Limited (until Feb. 2010), China Nonferrous Metals Securities Company Limited (until Feb. 2010), Heavy Power Electronics Limited (until Oct. 2009), Rising Crown Investment Limited (until May 2010), Star Vision Development Limited (until Nov. 2011).

Throughout his career, Mr. Sutton has worked with companies across various industries, both in his role as consultant and as a board member, and has spent significant time with directors, employees, management teams, and investors to assist and advise distressed businesses.  For all of these reasons, the Stockholders believe Mr. Sutton is qualified to serve as a director of the Company.  Annex 1 hereto sets forth the consent of Mr. Sutton to serve as a Nominee.

John Howard Batchelor is a Senior Managing Director in the Corporate Finance and Restructuring practice of FTI Consulting.  Mr. Batchelor has more than 17 years of experience in corporate restructuring, transaction advisory, and corporate recovery, including extensive experience in extracting value for stakeholders from difficult and illiquid situations in the PRC and Asia generally across a wide number of industries.  Prior to joining FTI Consulting, Mr. Batchelor began his career with Ferrier Hodgson in Melbourne in 1996.  Mr. Batchelor is a CA (Aus.), FCPA (HK), and SD with more than 16 years in accountancy and is a member of the Institute of Chartered Accountants in Australia and a Fellow of the Hong Kong Institute of Certified Public Accountants.  Mr. Batchelor holds a Bachelor of Commerce in Accounting and Finance from Monash University, Australia.

Mr. Batchelor currently serves on the following boards of directors of companies that are affiliates of the Company:  Akai Enterprises Limited, Brighton Marketing Limited, Capetronic Far Eastern Holdings Limited, Devon Technical Services Limited, Dexken Limited, Eastwood Industries Limited, Hi-Tech Precision Products Limited, Hi-Tech Precision Services Limited, Hongkew Holdings Limited, Lafe Holdings Limited, Mill Set Limited, Nakamichi Vision 21 Limited, Polycrown Company Limited, Primetime World Limited, Rabco Investments Limited, Sansui Hong Kong Limited, Sound Fair Electronics Company Limited, Sound View International Limited, The Alpha Capital Limited, Tomei Industrial (Holdings) Limited, TWD International Limited, The Grande Group Limited, Café Al Fresco Pte Limited, Hong Kong Aberdeen Seafood Restaurant Pte Limited, Capetronic Group Pte Limited, E-Zone (Balestier) Pte Limited, E-Zone (Liat Towers) Pte Limited, E-Zone Engineering Pte Limited, E-Zone Management Pte Limited, East Coast Works Pte Limited, Capetronic Multimedia Development Pte Limited, Affirmed Electronics Pte Limited, Nakamichi Corporation Limited, Nakamichi Research (S) Pte Limited, Tomei (S) Pte Limited, Grande NAKS Pte Limited, Global Licensing Services Pte Limited, Capetronic Display Devices Holdings Limited, Capetronic Technology Limited, E-Zone Group Holdings Limited, Grande N.A.K.S. Ltd., Hi-Tech International Limited, Hi-Tech Precision Products Limited, Innovative Capital Ltd., N.A.K.S. International Ltd., Nakamichi Enterprises Limited, Phenomenon Agents Limited, S&T International Distribution Limited, Sansui Acoustics Research Corporation, Sansui Electric Co., Ltd., Sansui Enterprises Limited, Super Brand Global Limited, The Alpha Capital Services Ltd., The Grande Capital Group Limited, The Grande Explorer Ltd., The Grande (Nominees) Limited, The Grande Restaurants Limited, The Grande (Secretaries) Service Limited, Tomei International (B.V.I.) Limited, Tomei Kawa Electronics International Limited, TWD Industrial Company Limited, TWD International Ltd., Tomei Technologies Ltd., Unijoy Limited.

Mr. Batchelor currently serves on the following boards of directors of companies that are not affiliates of the Company:  Fancy Dragon (Hong Kong) Limited, FTI Consulting (Hong Kong) Services Four Limited, FTI Consulting (Hong Kong) Services One Limited, FTI Consulting (Hong Kong) Services Two Limited, Full Success Finance Limited, Power Famous Limited, Powermax Corporation Limited, Red Dragon Corporation Limited, Think Big Limited, FTI Director Services Limited, FTI Director Services Number 2 Limited, FTI Director Services Number 3 Limited, FTI Services Limited, Strong Team Limited.  In the last five years, Mr. Batchelor previously served on the following boards of directors:  Sincere Watch (Hong Kong) Limited (April 2009 to June 2012) (HK Mainboard listed public company), Sincere Watch Limited (September 2008 to June 2012), Sincere Holdings Limited (2009 to 2012), Culina Holdings Pte Limited (2009 to 2012), Creative Energy Solutions Holdings Limited (January 2010 to July 2010) (HK Growth Enterprise Market listed public company), FS Asia Advisory

Limited (May 2008 to June 2012).  Mr. Batchelor is currently awaiting confirmation to serve on the board of directors of Prolific Choice Limited.

Throughout his career, Mr. Batchelor has worked with companies across various industries, both in his role as consultant and as a board member, and has spent significant time with directors, employees, management teams and investors to assist and advise distressed businesses.  For all of these reasons, the Stockholders believe Mr. Batchelor is qualified to serve as a director of the Company.  Annex 2 hereto sets forth the consent of Mr. Batchelor to serve as a Nominee.

Gregory William Hunt is Chief Financial Officer of Apollo Management, LP’s (“Apollo”) $60 billion credit platform, and has primary responsibility for Apollo Management Corporation, a $2.7 billion publicly traded Business Development Corporation.  Prior to joining Apollo, from February 2010 to May 2012, Mr. Hunt was Executive Vice President and Chief Financial Officer of Yankee Candle Company, a private company with $830 million in annual revenues.  From June 2007 to November 2009, Mr. Hunt worked for Apollo affiliates as an executive responsible for investment analysis and due diligence, including direct management involvement providing strategic and operational oversight for portfolio companies.  From July 2006 to June 2007, Mr. Hunt was Chief Restructuring Officer, Senior Vice President, and Chief Financial Officer of Tweeter Home Entertainment Group, a national specialty consumer electronics retailer.  From 2001 to Juny 2006, Mr. Hunt was Co-Chief Executive Officer and Chief Financial Officer of Syratech Corporation, a privately owned $300 million tabletop, glassware, and seasonal products company.  Mr. Hunt is a CPA since 1982, and holds a Bachelor of Science in Accounting from the University of Vermont.

Throughout his career, Mr. Hunt has worked as a top financial executive with companies across various industries and has spent his entire career managing strategic and operational oversight.  For all of these reasons, above, the Stockholders believe Mr. Hunt is qualified to serve as a director of the Company.  Annex 3 hereto sets forth the consent of Mr. Hunt to serve as a Nominee.

Mr. Fok is a Senior Managing Director in the Corporate Finance and Restructuring practice of FTI Consulting.  Mr. Fok is a current director of Emerson Radio Corp., and has more than 17 years of experience in corporate recovery, corporate restructuring, and transaction advisory.  Mr. Fok has been appointed as provisional liquidator and liquidator to numerous Hong Kong-listed companies, MNCs and SMEs with assets and operations in Asia, and particularly in the People’s Republic of China (PRC).  Mr. Fok has also participated in the restructure of many distressed Hong Kong-listed companies, and has extensive experience in advising loan providers and overseas stakeholders on a wide range of transaction advisory work, including due diligence review, buy or sell-side due diligence, and restructuring strategies.  Mr. Fok is a CPA in Hong Kong and Australia, and a member of the Certified Practising Accountants of CPA Australia, the Hong Kong Institute of Certified Public Accountants, the Hong Kong Institute of Directors, and has a Specialist Designation in Insolvency from the Hong Kong Institute of Certified Public Accountants.  Mr. Fok holds a Bachelor of Commerce degree from Australian National University.

Mr. Fok currently serves on the board of directors of the following companies that are affiliates of the Company:  Emerson Radio Corp. (the Company), Akai Sales Pte. Ltd (in liquidation).

Mr. Fok currently serves on the board of directors of the following companies that are not affiliates of the Company:  FTI Commercial Consulting (Shanghai) Co., Ltd., FTI Consulting Shanghai (BVI) Limited, Asia Aluminum Dies Company Limited, Full Success Finance Limited, Kaisa Group Holdings Ltd. (HK listed company), Key Winner Holdings Limited, Powermax Corporation Limited, Shirble Department Store Holdings (China) Limited (HK listed company), Sino Gather Limited, Strong Team Limited, Think Big Limited,
添美德精密时计 （深圳） 有限公司, 罗定市富裕服饰有限公司.

In the last five years, Mr. Fok also served on the board of directors of the following companies:  Action Win Investments Limited (March 2009 to July 2010), Affirmed Electronics Pte Ltd. (July 2011 to June 2013), Akai Enterprises Limited (June 2011 to June 2013), Alpha Capital Limited (June 2011 to June 2013), Brighton Marketing Limited (June 2011 to June 2013), Café Al Fresco Pte Ltd. (July 2011 to June 2013), Capetronic Display Devices Holdings Limited (June 2011 to June 2013), Capetronic Far Eastern Holdings Limited (June 2011 to June 2013), Capetronic Group Pte Ltd. (July 2011 to June 2013), Capetronic Multimedia Development Group Pte Ltd. (June 2011 to June 2013), Capetronic Technology Limited (June 2011 to June 2013), Creative Eco-Energy Investment Group Limited (July 2007 to Oct. 2010), Delong Holdings Limited (Dec. 2009 to June 2012), Devon Technical Services Limited (June 2011 to June 2013), Dexken Limited (June 2011 to June 2013), East Coast Works Pte Ltd. (July 2011 to June 2013), Eastwood Industries Limited (June 2011 to June 2013), E-Zone (Balestier) Pte Ltd. (July 2011 to July 2013), E-Zone (Liat Towers) Pte Ltd. (July 2011 to June 2013), E- Zone Engineering Pte Ltd. (June 2011 to June 2013), E-Zone Group Holdings Limited (June 2011 to June 2013), E-Zone Management Pte Ltd. (June 2011 to June 2013), FS Asia Advisory Limited (1997 to 2010), Global Licensing Services Pte Limited (April 2012 to June 2013), Goldenform Company Limited (Nov. 2007 to Jan. 2010), Goldenform Investments Limited (Nov. 2007 to Jan. 2010), Grande N.A.K.S. Ltd. (June 2011 to June 2013), Grande NAKS Pte Ltd. (June 2011 to June 2013), Hi-Tech International Limited (June 2011 to June 2013), Hi-tech Precision Products Limited (June 2011 to June 2013), Hi-Tech Precision Products Ltd. (June 2011 to June 2013), Hi-Tech Precision Services Limited (June 2011 to June 2013), Hong Kong Aberdeen Seafood Restaurant Pte Ltd. (July 2011 to June 2013), Hongkew Holdings Ltd. (July 2011 to June 2013), Innovative Capital Ltd. (June 2011 to June 2013), Jumbo Max Holdings Limited (July 2011 to June 2013), Lafe Holdings Limited (July 2011 to June 2013), Mill Set Limited (June 2011 to June 2013), N.A.K.S. International Ltd. (June 2011 to June 2013), Nakamichi Corporation Limited (June 2011 to June 2013), Nakamichi Research (S) Pte Ltd. (July 2011 to June 2013), Nakamichi Vision 21 Limited (June 2011 to June 2013), Phenomenon Agents Limited (June 2011 to June 2013), Polycrown Company Limited (June 2011 to June 2013), Primetime World Limited (July 2011 to June 2013), Rabco Investments Limited (June 2011 to June 2013), Real Victor Limited (Sept. 2009 to Sept. 2011), S&T International Distribution Limited (June 2011 to June 2013), Sansui Acoustics Research Corporation (June 2011 to June 2013), Sansui Electric Co. Ltd. (June 2011 to June 2013), Sansui Hong Kong Limited (June 2011 to June 2013), Sound Fair Electronics Company Limited (June 2011 to June 2013), Sound View International Limited (June 2011 to June 2013), Super Brand Global Limited

(June 2011 to June 2013), The Alpha Capital Limited (June 2011 to June 2013), The Alpha Capital Services Ltd. (June 2011 to June 2013), The Grande (Nominees) Limited, (June 2011 to June 2013), The Grande (Secretaries) Service Limited (June 2011 to June 2013), The Grande Capital Group Limited (June 2011 to June 2013), The Grande Explorer Ltd. (June 2011 to June 2013), The Grande Group Limited (June 2011 to June 2013), The Grande Restaurants Limited (June 2011 to June 2013), Tomei (Singapore) Pte Ltd. (June 2011 to June 2013), Tomei Industrial (Holdings) Limited (June 2011 to June 2013), Tomei International (B.V.I.) Limited (June 2011 to June 2013), Tomei Kawa Electronics International (June 2011 to June 2013), Tomei Technologies Ltd. (June 2011 to June 2013), TWD Industrial Company Limited (June 2011 to June 2013), TWD Industrial Ltd. (June 2011 to June 2013), Unijoy Limited (June 2011 to June 2013), 宝吉工艺品 （深圳） 有限公司, 宝吉工艺品 （深圳） 有限公司.

Throughout his career, Mr. Fok has worked with companies across various industries, both in his role as consultant and as a board member, and has spent significant time with directors, employees, management teams and investors to assist and advise distressed businesses throughout Asia.  We note also that Mr. Fok has previously provided the Company with a director questionnaire and other information regarding his background and qualifications as a director.  For all of these reasons, the Stockholders believe Mr. Fok is qualified to serve as a director of the Company.  Annex 4 hereto sets forth the consent of Mr. Fok Hei Yu to serve as a Nominee.

Absence of Involvement in Certain Legal Proceedings

During the past ten years:

(a)
No petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, and no receiver, fiscal agent or similar officer has been appointed by a court for the business or property of, any Nominee, or any partnership in which any Nominee was a general partner at or within two years before the time of such filing, or any corporation or business association of which the Nominee was an executive officer at or within two years before the time of such filing;

(b)	No Nominee has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c)
No Nominee has been the subject of any administrative or court order, judgment, decree or consent agreement, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining such person from, or otherwise limiting, the following activities:

(i)       Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the U.S. Commodity Futures Trading Commission (the “CFTC”), or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)       Engaging in, or being associated with a person engaging in, any type of business practice or activity; or

(iii)       Engaging in, or being associated with a person engaging in, any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(d)
No Nominee has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (c)(i) above, or to be associated with persons engaged in any such activity;

(e)
No Nominee has been found by a court of competent jurisdiction in a civil action or by the U.S. Securities and Exchange Commission (the “SEC”) to have violated any Federal or State securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; (f) No Nominee has been found by a court of competent jurisdiction in a civil action or by the CFTC to have violated any Federal commodities law, where the judgment in such civil action or finding by the CFTC has not been subsequently reversed, suspended or vacated;

(g)
No Nominee has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree or finding (excluding any settlement of a civil proceeding among private litigants), not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)       Any Federal or State securities or commodities law or regulation;

(ii)       Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)       Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; and

(h)	No Nominee has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of:

(i)       Any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act);

(ii)       Any registered entity (as defined in Section l(a)(29) of the Commodity Exchange Act); or

(iii) Any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Section 16(a) Beneficial Ownership Reporting Compliance

None of the Nominees has failed to file reports related to the Company that are required by Section 16(a) of the Exchange Act.

Independence

The Shares trade on the NYSE MKT, subjecting the Company to the listing standards of the NYSE MKT.  Pursuant to such rules, a company’s board of directors must determine the independence of directors on a case by case basis.  The Stockholders believe that Mr. Hunt is not subject to any of the disqualifying circumstances set forth in the applicable rules of the NYSE MKT relating to independence.

Information Regarding the Participants

The Stockholders and the Nominees are hereinafter collectively referred to as the “Participants”.

Exhibits A and B include (i) the name and business address of each of the Participants, (ii) the present principal occupation or employment of each of the Participants, (iii) the class and number of securities of the Company which are owned beneficially, directly or indirectly, by each of the Participants, and (iv) the amount of each class of securities of the Company which are owned of record, but not beneficially, by each of the Participants or any of their respective affiliates or associates (the associates, as defined in Rule 14a-1 under the Exchange Act, are hereinafter collectively referred to as the “Participant Associates”).  Except for the Stockholders, none of the Participants or the Participant Associates is the record or beneficial owner of any Common Stock.  None of the Participants or any of their affiliates or associates owns any securities of the Company other than Shares.  None of the Participant Associates has any material or substantial interest, direct or indirect, by security holdings or otherwise, in any matter known by the Participants to be acted upon at the Stockholder Meeting other than as set forth in this Notice.

No Participant or, to the best knowledge of the Participants, Participant Associate has, during the past ten years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

No Participant or, to the best knowledge of the Participants, Participant Associate has, during the past two years, purchased or sold any securities of the Company.

None of the Participants is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, division of losses or profits, or the giving or withholding of proxies.

To the best knowledge of the Participants, none of the Participant Associates beneficially owns, directly or indirectly, any Shares or other securities of the Company.  None of the Participants beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

Other than as set forth herein, no Participant, Participant Associate or member of any of the foregoing’s immediate family is either a party to any transaction or series of transactions, whether indebtedness transactions or otherwise, since the beginning of the Company’s last fiscal year or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its affiliates was or is to be a party, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant, Participant Associate or any member of his or her immediate family has, or will have, a direct or indirect material interest.  We note that the Stockholders and their affiliates have engaged in transactions with the Company, as the Company disclosed in its Form 10-K/A filed with the SEC on July 29, 2013.  Such disclosure is incorporated by reference into this letter and included as Exhibit C to this letter.

Except as described herein, no Participant or, to the best knowledge of the Participants, Participant Associate has entered into any agreement or has any arrangement or understanding with any person respecting any future employment with the Company or any of its affiliates or respecting any future transactions to which the Company or any of its affiliates will or may be a party.

None of the Participants has any substantial interest, direct or indirect, in any matter known by the Participants to be acted upon at the Stockholder Meeting other than (i) by reason of their ownership of the Shares, (ii) the interest of each Nominee in being elected to serve as a director of the Company, (iii) as otherwise set forth in the Schedule 13D with respect to the Common Stock, and related amendments thereto, filed with the SEC by certain of the Participants (collectively, the “13D Filings”), which 13D Filings have been previously provided to the Company and are available upon request, and (iv) as otherwise set forth in this Notice.

There are no material proceedings to which any Participant or, to the best knowledge of the Participants, any Participant Associate is a party adverse to the Company or any of its subsidiaries, or in which any of the Participants or Participant Associates has a material interest adverse to the Company or any of its subsidiaries.

Information Regarding the Solicitation

At the present time, the Participants do not intend to solicit proxies in favor of the Nominations.  If proxies are solicited, they may be solicited by mail, advertisement, telephone, facsimile, the Internet, email, public forums and personal solicitation.  No additional compensation would be paid to the Participants or to the Nominees for the solicitation of proxies.  Banks, brokerage houses and other custodians, nominees and fiduciaries would be requested to forward the Participants’ solicitation material to their customers for whom they hold shares of Common Stock, and the Stockholders would reimburse them for their reasonable out-of-pocket expenses.  As of the date of this Notice, the Stockholders have not retained a soliciting agent to assist in the solicitation of proxies or for related services, but the Stockholders reserve the right to retain a soliciting agent in the future.  In the case that such soliciting agent is retained, the Stockholders will agree to pay the soliciting agent a retainer, and certain additional fees upon the filing of the Participants’ preliminary proxy statement with respect to the Shareholder Meeting, upon the mailing of the solicitation materials to the Company’s stockholders and upon the date of the Shareholder Meeting or the completion of the engagement.  In addition, in the case that such a soliciting agent is retained by the Stockholders, the Stockholders agree to reimburse such soliciting agent for its reasonable out-of-pocket expenses and to indemnify it, and its employees, in respect of certain losses, claims, damages, liabilities or expenses in connection with its retention, and will require such soliciting agent to agree to hold in confidence and not disclose to third parties (or use for any purpose other than the solicitation of proxies) certain information received by the Stockholders in connection therewith.

Additionally, regular employees of the Stockholders may be employed in any solicitation of proxies in favor of the Nominations in order to communicate with stockholders of the Company in connection with the solicitation and the Stockholder Meeting; none of any such individuals would be paid for such actions in connection with the foregoing beyond their regular compensation.

The entire expense of preparing, assembling, printing and mailing any proxy statement and related materials and the cost of soliciting proxies, together with other related expenses, would be borne by the Stockholders.  The Stockholders do not intend to seek reimbursement of such expenses from the Company and will not submit such reimbursement to a vote of stockholders.  If the Stockholders intend in the future to solicit proxies from the Company’s stockholders, they will provide the Company with an estimate of the expenses that will be incurred with respect to such proxy solicitation.

General

The Stockholders reserve the right to nominate additional nominees for any reason, including if the Company, by the appropriate corporate action, has increased or increases the number of directors to be elected at the Stockholder Meeting or the composition of the Board has changed prior to the Stockholder Meeting.  Shares represented by proxies given to us will be voted for any substitute or additional nominees.  The Stockholders reserve the right to nominate substitute nominees if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of the Nominees.  Additionally, if any Nominee (or substitute nominee) is unable or unwilling to stand for election for any reason at the Stockholder Meeting, the Stockholders intend to nominate a person in the place of such Nominee (or substitute therefor).  The Stockholders’ reservation of the foregoing rights, and any of the foregoing actions that may be taken by the Stockholders, are without prejudice to, and will not limit, the Stockholders’ and the other Participants’ rights to challenge any such actions on the part of the Company.

The Stockholders, in furnishing this notice, do not concede the validity or enforceability of any of the provisions of the Bylaws, assertions made by the Company in the proxy statement for the 2012 Annual Meeting with respect to requirements for nominations by a stockholder or any other matter, including any provisions in the Bylaws that purport to impose advance notice requirements or otherwise limit the right of any stockholder to present business for consideration at any meeting of the stockholders, and expressly reserve the right to challenge the validity, application and interpretation of any such provisions or any other matter.

As you are aware, we are providing this notice via hand delivery and 70 days before the Company’s deadline for submission of nominees; although we have endeavored to fully satisfy all requirements for this notice set forth in the Bylaws, please contact Vincent Fok immediately should the Company require any additional information.

[Signature Page Follows]

Sincerely

The Grande Holdings Limited (Provisional Liquidators Appointed)

By:	/s/ Fok Hei Yu
Fok Hei Yu
Joint and Several Provisional Liquidator

Grande N.A.K.S., Ltd.

By:	/s/ Daniel (For and on behalf of GRANDE N.A.K.S. KTD)
Chow Wai Shing Daniel
Director

S&T International Distribution, Limited

By:	/s/ Daniel (For and on behalf of GRANDE N.A.K.S. KTD)
Chow Wai Shing Daniel
Authorised Signatory for and on behalf of Grande N.A.K.S., Ltd. Director

Exhibit A

Set forth below is (i) the name and business address of each of the Stockholders, and (ii) the class and number of all shares of the stock of the Company which are owned beneficially and of record, directly or indirectly, by each of the Stockholders and any of their respective affiliates or associates, and (iii) the name of each nominee holder of shares of all stock of the Company owned beneficially but not of record by each of the Stockholders and any of their respective affiliates or associates, and the number of such shares of capital stock of the Company held by each such nominee holder.  The Shares indicated below are held directly by the Stockholders.

Name and Address of Stockholder / Affiliate / Associate	Number of Shares Owned Beneficially and of Record	Number of Shares Owned Beneficially but not of Record	Name of Nominee Holders of Shares Owned Beneficially but not of Record and Number of Such Shares Held by Each Such Holder
The Grande Holdings Limited (Provisional Liquidators Appointed) c/o FTI Consulting (Hong Kong) Limited Level 22, The Center 99 Queen’s Road Central Central, Hong Kong	0	15,243,283 (56.2%)(1)	S&T International Distribution, Limited - 15,243,283
Grande N.A.K.S., Ltd. c/o FTI Consulting (Hong Kong) Limited Level 22, The Center 99 Queen’s Road Central Central, Hong Kong	0	15,243,283 (56.2%)(1)(3)	S&T International Distribution, Limited - 15,243,283
S&T International Distribution, Limited c/o FTI Consulting (Hong Kong) Limited Level 22, The Center 99 Queen’s Road Central Central, Hong Kong	15,243,283 (56.2%)(1)(4)	0	N/A

(1)      The percentages were calculated on the basis that 27,129,832 shares of Common Stock outstanding were outstanding as of July 30, 2013, as reported by the Company in its report on Form 10-K/A for the annual period ended December 31, 2012, filed with the SEC on July 29, 2013.

(2) The present principal business of each of the Stockholders is the purchase, sale, and holding of securities or other investments.

(3) Grande N.A.K.S. is the sole parent of S&T Distribution, and as such may be deemed the beneficial owner of the shares held for their account.

(4) Grande Holdings is the sole parent of Grande N.A.K.S., and as such may be deemed the beneficial owner of the shares beneficially owned by Grande N.A.K.S.

Exhibit B

Set forth below is (i) the name, age, business, residential address, and citizenship of each of the Nominees (ii) the principal occupation or employment of each of the Nominees, (iii) the class and number of all shares of stock of the Company which are owned beneficially or of record, directly or indirectly, by each of the Nominees or their respective affiliates or Nominee Associates, (iv) the name of each nominee holder of all shares of stock of the Company owned beneficially but not of record by each of the Nominees or any of their respective affiliates or associates, and (v) the number of such shares of capital stock of the Company held by each such nominee holder.

Name of Nominee (and Age, Addresses) / Affiliate / Associate	Nominee’s Principal Occupation or Employment	Number of Shares Owned Beneficially and of Record	Number of Shares Owned Beneficially but not of Record	Name of Nominee Holders of Shares Owned Beneficially but not of Record and Number of Such Shares Held by Each Such Holder
Roderick John Sutton Date of Birth: Sept. 18, 1965 Business Address: Level 22, The Center, 99 Queen’s Road Central, Central, Hong Kong Residential Address: Flat A, 4/F, Yick Shing Mansion, 240 Lockhart Road, Wanchai, Hong Kong Citizenship: Australian	FTI Consulting Chairman, Asia Pacific	0	0	N/A
John Howard Batchelor Date of Birth: Jan. 9, 1975 Business Address: Level 22, The Center, 99 Queen’s Road Central, Central, Hong Kong Residential Address: 4/F, Block B, Rose Court, 115 Wong Nai Chung Road, Happy Valley, Hong Kong Citizenship: Australian	FTI Consulting Senior Managing Director	0	0	N/A

Gregory William Hunt Date of Birth: Dec. 13, 1956 Business Address: 9 West 57th Street, 37th Floor New York, NY 10019 USA Residential Address: 71 Goodnow Road, Sandbury, MA 01776 United States Citizenship: United States	Apollo Management, LP Chief Financial Officer	0	0	N/A
Fok Hei Yu Date of Birth: March 28, 1970 Business Address: Level 22, The Center, 99 Queen’s Road Central, Central, Hong Kong Residential Address: Flat A, 48/F., Block 3, Bel-Air on the Peak, 68 Bel-Air Peak Avenue, Hong Kong Citizenship: Australian	FTI Consulting Senior Managing Director	0	0	N/A

(1)      The percentages were calculated on the basis that 27,129,832 shares of Common Stock outstanding were outstanding as of July 30, 2013, as reported by the Company in its report on Form 10-K/A for the annual period ended December 31, 2012, filed with the SEC on July 29, 2013.

Exhibit C

Set forth below is the information regarding transactions between the Company and the Stockholders and their affiliates disclosed in the Company’s Form 10-K/A, filed with the SEC on July 29, 2013.  The Stockholders include this information solely for the purpose of providing information that would be required in a proxy statement, as required by the Company’s bylaws with respect to director nominations.  As the Company determined the below information was sufficient for purposes of the Form 10-K/A, it should be sufficient for purposes of a director nomination as set forth in the bylaws.  By providing this information, the Stockholders expressly do not adopt any representations made in the Company’s disclosure regarding actions taken by the Stockholders and their affiliates.  Capitalized terms have the meanings given to them in the Form 10-K/A.

Rented Office Space in Hong Kong

The Company is billed for service charges from Brighton Marketing Limited, a subsidiary of Grande, in connection with the Company’s rented office space in Hong Kong.  These charges totaled approximately $5,000 for the twelve month period ended March 31, 2013 and approximately $31,000 for the twelve month period ended March 31, 2012.  Emerson owed Brighton Marketing Limited nil at both March 31, 2013 and March 31, 2012 pertaining to these charges.

During the twelve months ended March 31, 2013 and the twelve months ended March 31, 2012, the Company was also billed for service charges from The Grande Properties Management Limited, a related party to Christopher Ho, in connection with the Company’s rented office space in Hong Kong, in the amount of approximately $41,000 and approximately $32,000, respectively.  During the twelve months ended March 31, 2012, the Company was billed for service charges from Asia Manufacturing Services Limited (formerly known as The Grande Group (Hong Kong) Ltd., a related party to Christopher Ho, in connection with the Company’s rented office space in Hong Kong, in the amount of approximately $19,000.  The Company owed nil to The Grande Properties Management Limited related to these charges at both March 31, 2013 and March 31, 2012, and the Company owed approximately $1,000 to Asia Manufacturing Services Limited related to these charges at March 31, 2012.

Beginning July 3, 2012, the Company entered into a rental agreement with Lafe Strategic Services Limited (“Lafe”), which is a related party to Christopher Ho, whereby the Company is leasing out excess space within its rented office space in Hong Kong to Lafe.  The rental agreement is on a month-by-month basis, cancellable by either the Company or Lafe on one month’s written notice.  During the twelve months ended March 31, 2013, the Company earned rental income of approximately $27,000 from this Arrangement.  At March 31, 2013, Lafe owed Emerson nil in rental payable from this arrangement, and Emerson owed Lafe an amount of approximately $6,000 for a security deposit paid to the Company by Lafe at the inception of the agreement.

Dividend-Related Issues with S&T

On March 2, 2010, the Board declared an extraordinary dividend of $1.10 per common share, which was paid on March 24, 2010.  In connection with the Company’s determination as to the taxability of the dividend, the Board relied upon information and research provided to it by the Company’s tax advisors and, in reliance on the “stock-for-debt” exception in the Internal Revenue Code Sections 108(e)(8) and (e)(10), concluded that 4.9% of such dividend paid was taxable to the recipients.

In August 2012, the Company received a Form 886-A from the IRS which challenges the Company’s conclusions and determines that the Company does not qualify for the above-referenced exception.  Accordingly, the IRS has concluded that 100% of the dividend paid was taxable to the recipients.  The Company is defending its position and calculations and is contesting the position asserted by the IRS.  The Company prepared and, on October 25, 2012, delivered its rebuttal to the IRS contesting the IRS determination.  There can be no assurance that the Company will be successful in defending its position.

In the event that the Company is not successful in establishing with the IRS that the Company calculations were correct, then the shareholders who received the dividend likely will be subject to and liable for an assessment of additional taxes due.  Moreover, the Company may be contingently liable for taxes due by certain of its shareholders resulting from the dividend paid by the Company.

Initially, the Company withheld from the dividend paid to foreign shareholders an amount equal to the tax liability associated with such dividend.  On April 7, 2010, upon a request made to the Company by its foreign controlling shareholder, S&T, the Company entered into an agreement with S&T (the “Agreement”), whereby the Company returned to S&T on April 7, 2010 that portion of the funds withheld for taxes from the dividend paid on March 24, 2010 to S&T, which the Company believes is not subject to U.S. tax based on the Company’s good-faith estimate of its accumulated earnings and profits.  The Agreement includes provisions pursuant to which S&T agreed to indemnify the Company for any liability imposed on it as a result of the Company’s agreement not to withhold such funds for S&T’s possible tax liability and a pledge of stock as collateral.  The Company continues to assert that such dividend is largely not subject to U.S. tax based on the Company’s good-faith estimate of its accumulated earnings and profits.  In addition, the Company also continues to assert that this transaction results in an off-balance sheet arrangement and a possible contingent tax liability of the Company, which, if recognized, would be offset in part by the calling by the Company on S&T of the indemnification provisions of the Agreement.

Per the terms of the Agreement, Emerson invoiced S&T in June 2010 approximately $42,000 for reimbursement of legal fees incurred by Emerson with regard to the Agreement and approximately $33,000 as a transaction fee for having entered into the Agreement.  In January 2011, Emerson agreed, upon the request of S&T, to waive approximately $5,000 of the legal charges that had been invoiced to S&T in June 2010.  S&T paid the full amount owed to Emerson of approximately $70,000 in February 2011.

In February 2011, upon the request of S&T to the Company, the Company and S&T agreed that the collateral pledged as a part of the Agreement would no longer be required and such collateral was returned by the Company to S&T in March 2011 and the Agreement was amended and restated to remove the collateral requirement but retain the indemnification provisions.  The Agreement, as amended (the “Amended Agreement”), remains in effect as of today.  In the event that (i) the Company is not successful in establishing with the IRS that the Company’s calculations were correct and (ii) S&T is unable or unwilling to pay the additional taxes due or indemnify the Company under the terms of the Amended Agreement, the Company may be liable to pay such additional taxes which would have a material adverse effect on the Company’s financial condition and results of operations.

Annex 1

Please See the Attached Consent of
Roderick John Sutton

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
EMERSON RADIO CORP.

To the Secretary of Emerson Radio Corp.:

The undersigned, a nominee for election as a director of Emerson Radio Corp. (the “Company”) at the 2013 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof (the “Meeting”), does hereby consent to being named by the Stockholders and/or their affiliates as a nominee, to being named as such in any proxy statement or other solicitation materials pertaining to the Meeting and to serving as a director if elected at the Meeting.

Dated:  8 August    , 2013

/s/:  Roderick John Sutton
Roderick John Sutton

Annex 2

Please See the Attached Consent of
John Howard Batchelor

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
EMERSON RADIO CORP.

To the Secretary of Emerson Radio Corp.:

The undersigned, a nominee for election as a director of Emerson Radio Corp. (the “Company”) at the 2013 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof (the “Meeting”), does hereby consent to being named by the Stockholders and/or their affiliates as a nominee, to being named as such in any proxy statement or other solicitation materials pertaining to the Meeting and to serving as a director if elected at the Meeting.

Dated:  9 August    , 2013

/s/:  John Howard Batchelor
John Howard Batchelor

Annex 3

Please See the Attached Consent of
Gregory William Hunt

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
EMERSON RADIO CORP.

To the Secretary of Emerson Radio Corp.:

The undersigned, a nominee for election as a director of Emerson Radio Corp. (the “Company”) at the 2013 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof (the “Meeting”), does hereby consent to being named by the Stockholders and/or their affiliates as a nominee, to being named as such in any proxy statement or other solicitation materials pertaining to the Meeting and to serving as a director if elected at the Meeting.

Dated:  August 8    ,  2013

/s/:  Gregory William Hunt
Gregory William Hunt

Annex 4

Please See the Attached Consent of
Fok Hei Yu

CONSENT OF
NOMINEE FOR ELECTION TO
THE BOARD OF DIRECTORS OF
EMERSON RADIO CORP.

To the Secretary of Emerson Radio Corp.:

The undersigned, a nominee for election as a director of Emerson Radio Corp. (the “Company”) at the 2013 annual meeting of stockholders of the Company or any other meeting of stockholders held in lieu thereof (the “Meeting”), does hereby consent to being named by the Stockholders and/or their affiliates as a nominee, to being named as such in any proxy statement or other solicitation materials pertaining to the Meeting and to serving as a director if elected at the Meeting.

Dated:  August 8    ,  2013

/s/:  Fok Hei Yu
FOK Hei Yu